Exhibit 10.3

ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACT RIGHTS, dated as of the 2nd day of December, 2005, made by TOMMY HILFIGER U.S.A., INC., a Delaware corporation having an office at 25 W. 39th Street, New York NY 10018 (hereinafter referred to as “Assignor”), and 25 West 39th Street Realty, LLC, a New York limited liability Company, having an office at c/o Chetrit Group, LLC, 404 Fifth Avenue, New York, New York 10018 (hereinafter referred to as the “Assignee”).

W I T N E S S E T H :

WHEREAS, pursuant to a Sale-Purchase Agreement (the “Agreement”), dated as of August 24, 2005, as amended, between Assignor and Assignee, Assignor agreed to assign to Assignee, and Assignee agreed to assume from Assignor, certain contracts, on the terms and subject to the conditions set forth therein; and

WHEREAS, the Agreement contemplates that at the closing of the transaction contemplated thereby, (i) Assignor will assign to Assignee all of Assignor’s right, title and interest in and to the Contract Rights (as such terms are defined in the Agreement) in effect on the date when such closing occurs, and delegate to Assignee all of Assignor’s duties arising thereunder to the extent accruing from and after the date of such the Closing, and (ii) Assignee will accept such assignment and assume such duties; and

WHEREAS, the closing of the transaction contemplated by the Agreement is occurring as of the date hereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Assignor and Assignee hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

2.	Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Contract Rights that, in either case, are in effect on the date hereof, and (ii) delegates to Assignee all of Assignor’s duties to the extent accruing under such Contract Rights from and after the date hereof. This Assignment and Assumption is made without any representation or warranty, express or implied, by, or recourse against, Assignor of any kind whatsoever, except to the extent expressly set forth in the Agreement.

3.	Assumption. Assignee hereby accepts the assignment, and assumes the duties, described in Section 2 hereof.

4.	Indemnity. Assignee hereby indemnifies Assignor and Assignor’s directors, officers, employees, shareholders, members, partners or agents, and holds Assignor and Assignor’s directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Contract Rights to the extent accruing during the period from and after the date hereof.

5.	Indemnity. Assignor hereby indemnifies Assignee and Assignee’s directors, officers, employees, shareholders, members, partners or agents, and holds Assignee and Assignee’s directors, officers, employees, shareholders, members, partners or agents harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Contract Rights attached hereto to the extent accruing during the period prior to the date hereof.

6.	Successors and Assigns. The terms and conditions of this Assignment and Assumption shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.	Counterparts. This Assignment and Assumption may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this Assignment and Assumption as of the day and year first above written.

TOMMY HILFIGER U.S.A., INC., Assignor

By:	/s/ Steven R. Gursky
Steven R. Gursky
Title:	Secretary

25 West 39th Street Realty, LLC, Assignee

By:	/s/ Meyer Chetrit
Name:	Meyer Chetrit
T itle:	President